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VERIZON COMMUNICATIONS INC.

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Verizon Communications Inc. 1095 Avenue of the Americas New York, New York 10036	William L. Horton, Jr. Senior Vice President, Deputy General Counsel & Corporate Secretary

April 29, 2021

Dear Investor,

I am writing to ask you to consider and support our Board’s positions on the shareholder proposals contained in this year’s proxy statement. There are three shareholder proposals on the ballot that the Board does not believe are in the interests of our shareholders and therefore recommends that you vote against them.

As you may have noted, Institutional Shareholder Services (ISS) has issued voting recommendations on these proposals that are both inconsistent with the Board’s positions, and with the recommendations of another leading proxy advisor, Glass Lewis. Verizon believes the ISS recommendations are based on flawed analyses and an incomplete review of the pertinent facts as disclosed in our proxy statement and other publicly available documents.

Below are the highlights of our concerns with respect to each proposal.

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Item 4: Shareholder Action by Written Consent requests that Verizon permit holders of a majority of outstanding shares to take action by written consent. Verizon’s Board believes that this proposal is unnecessary in light of the robust, shareholder-friendly policies and practices already in place to protect Verizon’s shareholders. Shareholders owning an aggregate of 15% or more of the company’s outstanding stock, which is far fewer shares than the majority contemplated by the proposal, already have the ability to call a special meeting and cause important matters to be addressed in a forum that permits the involvement of all shareholders and constructive engagement with the Board and management. In addition, Verizon’s bylaws provide for a proxy access right with market terms, and we have a proactive year-round engagement program that includes the participation of our independent Lead Director, Clarence Otis, Jr., or other Directors, when requested and appropriate.

ISS’ recommendation in support of the proposal is illogical because their analysis does not discuss any compelling reason why support for the proposal is warranted. Instead, their analysis points to benchmarking data that weighs against supporting the proposal, acknowledges the myriad of Verizon shareholder-friendly policies and practices already in place, and cites the benefit of written consent to remove a poison pill, which Verizon does not have.

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Implementation of the proposal would put Verizon in the minority of Russell 3000 companies benchmarked by ISS, and ISS does not provide any compelling reason for deviating from Verizon’s current majority-practice position. In its analysis, ISS cites a benchmarking review of Russell 3000 companies as support for the written consent proposal, when the benchmarking clearly shows that only 26% of such companies provide a shareholder right to act by less than unanimous written consent, as requested by the proposal. Verizon’s current practice is in line with the majority practice of 74% of companies included in this analysis. In fact, benchmarking data was reviewed and considered by the Board when evaluating the merits of the written consent proposal. Implementation of the proposal would result in Verizon moving from a majority to a minority practice, but ISS does not provide any justification or compelling reason for doing so.

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ISS acknowledges that Verizon has already adopted robust, shareholder-friendly governance policies and practices. ISS states that it “considers the company’s current governance practices when evaluating shareholder proposals to act by written consent.” ISS then lists the robust, shareholder-friendly policies and practices, including:

•	annual election of all Directors by majority voting;

•	a proxy access right;

•	no supermajority voting provisions;

•	no poison pill; and

•	a right to call a special meeting for a group of shareholders owning an aggregate of 15% or more of the company’s outstanding stock.

The only consideration among these factors that ISS cites as possibly weighing in favor of supporting the proposal is a statement that the 15% ownership threshold required to call a special meeting would represent an aggregate investment of $34.6 billion based on current market capitalization. However, based on our own benchmarking review, we believe that our 15% ownership threshold already puts our company in the top 15% of S&P 500 companies incorporated in Delaware, in terms of the shareholder-friendliness of our special meeting ownership threshold, and that only 6% of such companies have a lower threshold.

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Verizon does not have a poison pill or other antitakeover provisions, which ISS cites as the primary justification for supporting the written consent right. ISS states that “[b]eneficial tender offers may be precluded because of a bidder’s inability to take action by written consent to remove certain impediments to completion of an offer, such as a poison pill or other antitakeover provisions.” However, the reference to a poison pill is irrelevant because Verizon does not have a poison pill, as clearly disclosed on pages iv and 63 of the 2021 proxy statement, and moreover, if a poison pill were to be adopted by our Board, it would have to be approved by shareholders within one year and then re-approved every three years. ISS also refers to “other antitakeover provisions,” but it is unclear what these are, and Verizon does not believe it has any such antitakeover provisions in place.

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Item 5: Amend Clawback Policy requests that Verizon change the standard of conduct for senior executives in its clawback policies. Verizon already has broad clawback policies that can be triggered not only in the event that the company is required to materially restate its financial results because of an executive’s willful misconduct or gross negligence, but also if a senior executive engages in willful misconduct that results in significant reputational or financial harm to Verizon. The proposal requests that Verizon amend its existing clawback policies to remove the requirement of personal fault and provide that mere “conduct” – rather than “willful misconduct” – resulting in significant reputational or financial harm to Verizon would be sufficient to trigger the policies’ application. The Board believes that the company’s existing clawback policies strike the proper balance between empowering executives to exercise the business judgment necessary to deliver shareholder value, on the one hand, and discouraging wrongdoing and grossly negligent behavior that causes Verizon significant reputational or financial harm on the other hand. The proposal also would require public disclosure of the Board’s deliberations concerning the application of the clawback policies. The Board believes that mandating disclosure of its deliberations with respect to specific decisions to claw back compensation would increase litigation and reputational risks and have a potential chilling effect on the Board’s deliberations.

ISS’ analysis of this proposal is flawed because it mischaracterizes and confuses the standards of conduct contained in Verizon’s current clawback policies.

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ISS mischaracterizes Verizon’s current clawback policies, the proponent’s own characterization of Verizon’s current clawback policies, and the effect the proposal would have. Verizon’s current clawback policies are clearly described in the Board’s position on page 65 of the 2021 proxy statement as follows, with emphasis added in italics:

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Verizon’s clawback policy for senior executives gives Verizon the right to cancel and/or demand reimbursement of cash and equity incentive compensation if the Human Resources Committee of the Board determines that the senior executive engaged in willful misconduct in connection with the performance of his or her duties that resulted in significant reputational or financial harm to the Company.

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An additional clawback policy that applies to executives’ equity grants under Verizon’s Long-Term Plan requires the cancellation and/or repayment of the executive’s cash and equity incentive compensation if the Committee determines that Verizon was required to materially restate its financial results because of the executive’s willful misconduct or gross negligence.

ISS makes this clear only at the very end of its analysis. In its analysis, ISS incorrectly describes the proponent’s own characterization of the clawback policies when it states that “[t]he proponent states that the company’s current clawback policy . . . requires intentional misconduct and conduct that ‘materially’ contributed to a financial restatement.” In addition, ISS states in its conclusion that “[t]he proposal would expand the scope of the company’s current recoupment policies beyond instances where a financial restatement occurred.” These characterizations are inaccurate. They do not take into account, as the proponent does himself, that Verizon’s existing clawback policies can also be triggered if a senior executive engages in willful misconduct that results in significant reputational or financial harm to Verizon, and that all the proposal would do in this regard is change the standard of conduct to mere “conduct” rather than “willful misconduct.”

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When Verizon’s existing clawback policies and the effect that the proposal would have are correctly taken into account, the rationale provided by ISS for supporting the proposal boils down to the disclosure provision, and this is not a compelling argument. As described above, the Board believes that mandating disclosure of its deliberations with respect to specific decisions to claw back compensation would increase litigation and reputational risk to Verizon and have a potential chilling effect on the Board’s deliberations. Moreover, the Board believes that the proposal would exacerbate this concern, because it would expand the type of conduct covered by the clawback policies even further, resulting in required disclosure of deliberations that are likely to be even more sensitive.

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Item 6: Shareholder Ratification of Annual Equity Awards requests that the company amend its long-standing policy requiring shareholder ratification of any executive’s severance benefits with a total cash value exceeding 2.99 times the sum of base salary plus target short-term incentive opportunity to include the value of outstanding equity awards in the calculation of severance benefits.

ISS’ analysis does not address the important considerations that underlie the company’s position and are described in detail in the proxy statement, incorrectly analyzing annual equity awards as if they were severance agreements and disregarding the fact that Verizon implemented pro-rated vesting of equity awards. (As an aside, we also note that ISS incorrectly describes the severance provisions applicable to Verizon’s Chief Executive Officer, stating that “CEO Vestberg was entitled to receive an amount equal to two times the sum of his base salary and target STI for the performance year if he had been terminated without cause.” This is incorrect. As clearly described on page 40 of the 2021 proxy statement, Mr. Vestberg, as CEO, is not eligible to participate in the Senior Manager Severance Plan and is not entitled to receive any cash severance benefits upon his separation from the company.)

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Verizon implemented pro-rated vesting of equity awards on involuntary terminations of employment without cause starting with the 2020 awards. This change results in executives whose employment is terminated without cause outside of a change of control retaining only a portion of their outstanding equity awards based on the period of time they provide services to the company, as opposed to allowing executives to retain the full acceleration value of their awards on separation, which the Board believes already addresses the primary concern raised by the proponent.

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This proposal could create increased risk for shareholders. The proposal directly conflicts with Verizon’s shareholder-approved, broad-based Long-Term Incentive Plan, which expressly provides for acceleration of outstanding equity awards in the event of an involuntary termination following a change in control of the company. The Board believes, and our shareholders have agreed, that this provision encourages our executive officers, who might be distracted by a potential loss of employment, to remain with the company and diligently work to achieve Board- and shareholder- approved goals, including completing a transformative transaction and any related transition process.

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This proposal could put Verizon at a competitive disadvantage. Under Verizon’s pay for performance program, our executive officers receive more than half of their annual total compensation opportunity in the form of equity awards. By requiring shareholder ratification of these awards every year, the proposal introduces uncertainty and risk into the compensation program. The Board believes that this could adversely affect the company’s ability to recruit and retain executive talent.

Thank you for your consideration of our recommendations on these items. You can find additional discussion of these proposals and our views on pages 62-67 of the 2021 proxy statement. Through our long-standing investor outreach efforts, we have had a robust exchange of ideas with many of you that have helped us hone best-in-class, shareholder-friendly governance and executive compensation practices. We appreciate our ongoing dialogue with you and look forward to continued engagement.

Sincerely,

William L. Horton, Jr.